Exhibit 99(k)(10)
PURCHASE AGREEMENT
     THIS PURCHASE AGREEMENT (the “Agreement”) is entered into as of the 30th day of June 2009 between The Cushing MLP Total Return Fund, a statutory trust organized and existing under the laws of Delaware (the “Fund”), and Gagnon Securities LLC, (the “Advisor”) on behalf of the accounts specified on Schedule I hereto managed by the Advisor (the “Purchasers”).
INTRODUCTION
     In consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
AGREEMENT
1. Purchase and Sale.
     1.1 Purchase and Sale. At the Closing, as defined in Section 1.2 below, the Purchasers shall purchase from the Fund, and the Fund shall sell to each Purchaser the number of shares specified on Schedule I hereto next to the name of each Purchaser (the “Purchased Shares”) of common shares of beneficial interest, par value $0.001, representing undivided beneficial interests in the Fund (the “Common Shares”) at a price per Common Share of $5.85 (the “Purchase Price”).
     1.2 Closing. The settlement date of the purchase and sale of the Purchased Shares hereunder (the “Closing”) shall be July 1, 2009, or at such other time upon which the parties shall agree (the “Closing Date”). The Closing shall be effective upon the receipt by the parties of the agreements, documents, instruments and consideration described in Section 1.3.
     1.3 Deliveries at Closing. At the Closing, (a) each Purchaser shall deliver to the Fund an amount equal to the Purchase Price multipled by the number of Purchased Shares to be purchased by each Purchaser as payment in full for the Purchased Shares by wire of immediately available funds to an account at U.S. Bank in accordance with wire instructions provided by the Fund prior to the Closing; and (b) the Fund shall deliver the Purchased Shares to each Purchaser via deposit/withdraw at custodian (“DWAC”) through the facilities of the Depository Trust Company to the account specified by each Purchaser in writing prior to Closing.
2. Representations and Warranties.
     2.1 Advisor’s Representations and Warranties. The Advisor represents and warrants to the Fund:
          2.1.1 Authority; Enforceability. The Advisor has all requisite power and authority to execute and deliver this Agreement on behalf of each Purchaser and to act on behalf of each Purchaser in connection with the transactions contemplated hereby. The Advisor and each Purchaser have all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Advisor of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary actions on the part of the Advisor and each Purchaser. This Agreement has been duly executed and delivered by the Advisor on behalf of each Purchaser and constitutes a valid and binding obligation of the Advisor and each Purchaser enforceable in accordance with its terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, or other similar laws relating to enforcement of creditors’ rights generally and (ii) general equitable principles.
          2.1.2 Restrictions. Each Purchaser is purchasing the Purchased Shares for investment purposes only and does not intend to immediately re-sell the Purchased Shares.
          2.1.3 Ownership of Common Shares. As of the date hereof and prior to giving effect to the acquisition of the Purchased Shares by each Purchaser at Closing, none of the Purchasers own, directly or indirectly, in the aggregate more than 1% of the outstanding Common Shares.
     2.2 Purchasers’ Representations and Warranties. The Advisor represents and warrants to the Fund on behalf of each Purchaser:
          2.2.1 Authority; Enforceability. Each Purchaser has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Advisor of this Agreement on behalf of each Purchaser and the consummation of the transactions contemplated hereby have been duly authorized by all necessary actions on the part of each Purchaser. This Agreement has been duly executed and delivered by the Advisor on behalf of each Purchaser and constitutes a valid and binding obligation of each Purchaser enforceable in accordance with its terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, or other similar laws relating to enforcement of creditors’ rights generally and (ii) general equitable principles.
          2.2.2 Restrictions. Each Purchaser is purchasing the Purchased Shares for investment purposes only and does not intend to immediately re-sell the Purchased Shares.
          2.2.3 Ownership of Common Shares. As of the date hereof and prior to giving effect to acquisition of the Purchased Shares by each Purchaser at Closing, none of the Purchasers own, directly or indirectly, in the aggregate more than 1% of the outstanding Common Shares.
     2.3 Fund’s Representations and Warranties. The Fund represents and warrants to the Advisor and each Purchaser as follows:
          2.3.1 Authority; Enforceability. The Fund has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Fund of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary actions on the part of the Fund. This Agreement has been duly executed and delivered by the Fund and constitutes a valid and binding obligation of the Fund enforceable in accordance with its terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, or other similar laws relating to enforcement of creditors’ rights generally and (ii) general equitable principles.
3. Survival of Representations and Warranties. All representations, warranties, agreements and covenants contained in this Agreement shall survive the Closing.
4. Miscellaneous.
     4.1 Entire Agreement. This Agreement represents the entire agreement among the parties with respect to the transactions contemplated herein and supersedes all prior agreements, written or oral, with respect thereto. This Agreement may be amended only by an instrument that is executed and authorized by each party affected by such amendment.
     4.2 Expenses. Without limiting Section 4.6, the Advisor, each Purchaser and the Fund will each pay its own respective expenses, including attorneys’ fees, in connection with the negotiation of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated by this Agreement.
     4.3 Successors and Assigns. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party without the prior written consent of each other party, except that the Shares may be transferred by the Advisor and each Purchaser without the consent of the Fund.
     4.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to the choice of law principles thereof.
     4.5 Nonwaiver. The failure of any party to insist upon strict adherence to any one or more of the covenants and restrictions in this Agreement, on one or more occasion, shall not be construed as a waiver, nor deprive such party of the right to require strict compliance thereafter with the same. All waivers must be in writing and signed by the waiving party.
     4.6 Attorneys’ Fees and Expenses. In any suit or action brought to enforce this Agreement, or to obtain an adjudication, declaratory or otherwise, of rights hereunder, the losing party shall pay to the prevailing party reasonable attorneys’ fees and all other costs and expenses that may be incurred by the prevailing party in such action. The foregoing shall be in addition to, and shall not limit, any other rights that the non-breaching party may have against the breaching party at law or in equity.
     4.7 Notices. Any notice required or permitted to be given under the terms of this Agreement shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) or by facsimile and shall be effective five days after being placed in the mail, if mailed by regular U.S. mail, or upon receipt, if delivered personally or by courier (including a recognized overnight delivery service)

or by facsimile, in each case addressed to a party. The addresses for such communications shall be:
If to the Fund:
The Cushing MLP Total Return Fund
3300 Oak Lawn Avenue
Dallas, TX 75219
Attn: Michael S. Minces
Facsimile: (214) 219-2353
If to the Advisor or any Purchaser:
Gagnon Securities LLC
1370 Avenue of the Americas
24th Floor
New York, NY 10019
Attn: Susan BuMont
Facsimile: (212) 295-6417
Each party shall provide notice to the other of any changes in address.
     4.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.
     4.9 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
     4.10 Construction. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any person, or which such person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such person, whether or not expressly specified in such provision. The construction of this Agreement shall not be affected by which party drafted this Agreement.

     4.11 Headings. The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
     4.12 Further Assurances. In connection with this Agreement and the transactions contemplated herein, the parties to this Agreement shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and such transactions.
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first mentioned above.

THE CUSHING MLP TOTAL RETURN FUND

By:	/s/ Mark Fordyce

Name:	Mark Fordyce
Title:	Chief Financial Officer

GAGNON SECURITIES LLC

By:	/s/ Dwight E. Lee Name: Dwight E. Lee
Title: Partner

Schedule I
Purchaser Accounts

Name	Quantity
Darwin Partnership	21,500
Fallen Angel Partnership	41,000
Neil Gagnon IRA	5,500
Gagnon Securities LLC P/S Plan / DL	1,100
Upland Associates L.P.	40,000
Maureen Keyes Revoc. Living Trust DTD 6/28/07, Maureen Keyes TTEE / DL	500
Dwight E. Lee SEP IRA	400

Total	110,000